 Exhibit 10.1

SHARES PURCHASE-SALE OF

“Minera LI Energy SpA”

Li3 ENERGY INC.

TO

BBL SpA

In Santiago, Chile, on January 27, 2014, appear before me:

1) Li3 ENERGY INC., company incorporated under the laws of the State of Nevada, of the United States of North America, with the trade activity of producing and commercializing minerals, Single Taxing No. (Rol Único Tributario) No. 59.176.370-9, which appears duly represented by its General Manager and CEO Mr. Luis Francisco Sáenz Rocha, Bolivian, married, economist, Passport No. 2.233.208 issued by the Republic of Bolivia, both bearing legal residence for these purposes in this city, at Marchant Pereira No. 150, Oficina 802, District of Providencia, hereinafter indistinctly called "Li3" or the “Seller”, on the one hand; and on the other, 2) BBL SpA, company incorporated in Chile, of the investment trade activity, Single Taxing No. (Rol Único Tributario) 76.319.337-3, to which it appears duly represented jointly by Mr. Andrés Lafuente Domínguez, Chilean, married, business administration mayor, National Identification Card No. 10.771.410-3, and by Mr. Francisco Javier Bartucevic Sánchez, Chilean, married, attorney, National Identification Card No. 10.567.206-3, all bearing legal residence at Calle Rosario Norte No. 100, Oficina 403, District of Las Condes, Santiago, Chile, hereinafter indistinctly called "BBL" or the “Buyer”; all those appearing of legal age, who credited their identity with the identification cards referred to herein above and thereby expound as follows:

ONE: The Seller is currently the exclusive owner of sixty (60) ordinary registered shares, of a same class and value, and with no nominal value, validly issued by the company for shares of the Chilean company called Minera LI Energy SpA (hereinafter the “Company”), that has trade activities under the Single Taxing No. (Rol Único Tributario) 76.102.972-K, all duly registered under its name in the Company’s Shareholders’ Register. Such sixty (60) company shares are fully paid by the Seller prior to this date.

2

Evidence is left that the Company was incorporated by public deed dated June 16, 2010, granted in the Public Notary of Mr. Patricio Zaldívar Mackenna, Digest No. 8735/2010. An extract of such deed was inscribed on Page 31,270, No. 21,535, of the Trade Register of the Real Estate Register of Santiago, corresponding to 2010 and was published in the Official Gazette dated June 25, 2010.

The Company to date has been the object of the following two company modifications: a) The one executed in public deed granted on December 30, 2013, by the shareholder Li3, granted before the Public Notary of Santiago, Ms. María Loreto Zaldívar Grass, through which the company was rectified and renegotiated; and b) The modification agreed to in the Company’s Third Extraordinary Shareholders’ Meeting, held on January 27, 2014, whose minute was extracted to public deed, on the same date before the Notary Public of Santiago Ms. Antonieta Mendoza Escalas. An extract of this deed is in process of being inscribed and published. Through this company modification, BBL became a company shareholder, through the subscription of 40 shares issued and charged on the capital increase agreed to, in such shareholders’ meeting, prior to having the shareholder waive the preferential subscription right, which BBL paid through paid through the capitalization of credits against the Company, for the total amount of US$ 5,100,000, leaving a balance of US$ 400,000, pending payment.

TWO: Through the hereby act, Li3 ENERGY INC., duly represented by Mr. Luis Sáenz Rocha, sells, assigns and transfers to the Chilean company BBL SpA, who purchases, accepts and acquires for itself through its representatives individualized herein, a total of eleven (11) company shares Minera LI Energy SpA, individualized in Clause One herein above.

THREE: The price of the eleven (11) shares is the only and total sum of US$ 1,500,000. (one million five-hundred thousand dollars of the United States of America) (hereinafter the “Price"), which corresponds to a unit price of US$ 136,363,636. (one-hundred and thirty-six thousand three-hundred and sixty-three dollars of the United States of America, with sixty-three cents of a dollar) per share, which the buyer will pay cash down to the Seller, in dollars of the United States of America, through banking electronic transference with immediately available funds, no later than on January 28, 2014. In order to carry out this payment, the funds must be deposited in the Seller’s following checking account and according to the following instructions:

Beneficiary: Li3 Energy, Inc.

Beneficiary’s Account: 2535817858

Currency: US$

3

Name of Accepting Bank: BBVA Compass

ABA#: 062001186

SWIFT Code: CPASUS44

A copy of payment instructions must be forwarded by the Buyer to the Seller at the time of ordering payment.

FOUR: The shares sold and transferred through this act are free from all pledges, encumbrance, prohibition, limitation, embargo, litigation or rights constituted in favor of third parties.

FIVE: The delivery of the title of the shares sold is done in a symbolic manner – since there is no obligation according to the company by-laws of issuing physical notes representing the shareholding deeds, in this act and to the Buyer’s full satisfaction.

SIX: According to what is provided for in Article 446 of the Trade Code, the Buyer declares that it knows the legal regulations that governs Stockholding Companies, the company by-law and protections that could exist or not in them regarding the interest of the shareholders.

SEVEN: Declarations by the parties.

8.1. The Seller hereby declares and guarantees the Buyer that:

a) As of the date of entering into this contract, the Company is a firm duly organized and validly existing; b) As of the date of entering into this contract it has the capacity of complying with the obligations that correspond according to its terms and its representative has sufficient powers of attorney to enter into this contract; c) It is the only registered owner of (11) shares sold by this instrument, and that, to date neither the company has issued or the Seller has requested to the company the issue of a shareholding title printed in paper, so that no shareholding title has been printed to date; and d) That the eleven (11) shares sold by this instrument were before this sale free from encumbrances, charges, litigation, prohibitions to levy and transfer or other limitations, embargos, precautionary or preliminary ruling measures, resolution actions and third party preferential rights, or any other protective or interim measure that in any way infringe, threaten, disturb, limit or restrict its most extensive property right over them, that they are fully paid and are not subject to sale promises, options, conditional or term sales, or any other act or contract allocated to transferring the property of the eleven (11) shares sold, or give them in guarantee of other obligations, or other impediments that affect their free disposal, excepting for those agreements in writing subscribed with the Buyer itself prior to this date.

4

8.2. The Buyer declares and guarantees the Seller that up to the date of entering into this contract it has the capacity to comply with the obligations that correspond according to its terms.

8.3. Buyer’s Waiver. Through the hereby act the Buyer waives the resolutive action due to non-compliance of the declarations and obligations contained in this document and declares to know that the only right it can invoke in case of non-compliance of such obligations will be compensation for detriment, but in no case the termination of this contract.

EIGHT: The parties herein establish their residence in the city and district of Santiago Chile for all the purposes of this shares purchase-sale contract.

NINE: Any difficulty or controversy that is produced among the parties regarding the application, interpretation, duration, validity or execution of this contract or for any other reason will be submitted to arbitration, before a joint arbitrator, who will act as an arbitrator in terms of procedure and in law regarding the sentence, according to the Procedural Arbitration Rules effective in the Center of Arbitration and Mediation (CAM, Centro de Arbitraje y Mediación, as per its acronym in Spanish) of Santiago. The joint arbitrator will be appointed by mutual agreement of the parties from among the members of the arbitration entity of the Center of Arbitration and Mediation of Santiago. If such mutual agreement is not reached by the parties within the time period of 7 consecutive days starting from the written requirement that is addressed from one party to the other regarding the matter, the arbitrator will be appointed by the Commerce Chamber of Santiago (Cámara de Comercio de Santiago A.G.), upon the sole written requirement of any of the parties, from among the members of the arbitrational entity of the Center of Arbitration and Mediation of Santiago (Centro de Arbitraje y Mediación de Santiago). The parties herein, for this purpose, grant special irrevocable power of attorney to the Cámara de Comercio de Santiago A.G., so that, upon written request of any of them, they may appoint a joint arbitrator from among the members of the arbitrational entity of the Centro de Arbitraje y Mediación de Santiago. The parties herein will be able to challenge, without expressing cause, up to a maximum of three arbitrational judges that CAM appoints. No recourse whatsoever will proceed against the resolution of the joint arbitrator, which is why the parties herein expressly waive them. The arbitrator is expressly granted the faculties to solve all matters related to its competence and/or jurisdiction. This contract will be governed and interpreted according to the laws of the Republic of Chile.

5

TEN: All expenses and notary rights that are accrued or derived from entering into the hereby contract will be paid by the parties appearing herein in equal parts.

ELEVEN: The legal capacity of Mr. Luis Francisco Sáenz Rocha to represent Li3 Energy Inc., is evident in the private instrument granted on January 27, 2014 in the city of New York, United States of America and authorized on the same date before notary public of New York, which is currently going through the legalization process; and the legal capacity of Mr. Andres Lafuente Domínguez and Mr. Francisco Bartucevic Sánchez to represent BBL SpA, is evident in public deed granted in Santiago before the Notary Public Mr. Eduardo Avello Concha dated September 5, 2013, inscribed on page 77766 No. 51251 of the Trade Register of Santiago of 2013. The aforementioned legal capacities are not inserted herein due to the express request of the parties appearing in this act and since they are known by them and by the Notary Public who authorizes the hereby instrument.

The bearer of an authorized copy of the hereby shares purchase-sale deed is granted the faculty to require its inscription and to require annotations, inscriptions and sub-inscriptions that proceed in the relevant company registers.

On behalf of Luis Francisco Sáenz Rocha

Li3 Energy Inc.

Seller

On behalf of Andres Lafuente Domínguez // on behalf of Francisco Bartucevic Sánchez

BBL SpA

Buyer